Form N-SAR
Item 770



Name of Registrant:		AIG Retirement Company I

Name of Portfolio:		AIG Retirement Company I Mid Cap Strategic Growth Fund

Issuer:						Intrepid Potash, Inc.

Years of Operation:				3+

Underwriting Type:				Firm

Offering Type:					US Registered (US Registered, Muni,
						Eligible Foreign, 144A)



Underwriter from whom Purchased:		Goldman Sachs & Co.

Underwriting Syndicate Members:		        Merrill Lynch & Co.
						Morgan Stanley & Co., Inc.
						RBC Capital Markets Corp.
						BMO Capital  Markets Corp.



Date Offering Commenced:			04/21/08

Date of Purchase:				04/21/08

Principal Amount of Offering:			$960,000,000

Offering price:					$ 32.00

Purchase price:					$  32.00

Commission, spread or profit:			$ 1.92

Principal amount of purchases by all investment
Companies advised by the investment sub-adviser:   $12,000,000